SBG Capital Management

May 20, 2005

Mr. Robert Bender

Robert Bender & Associates

245 South Los Robles Avenue

Suite 620

Pasadena, California  91101

Dear Bob:

Our current arrangement under the Investment Sub-Advisor Agreement dated September 30, 1998 between SBG Capital Management and Robert Bender & Associates states that Robert Bender & Associates is to be paid 40 basis points annually of the average net assets of the Bender Growth Fund (Class A, Y & C).  You have agreed that effective August 1, 2005, Robert Bender & Associates will be paid 30 basis points annually of the Fund's aggregate average net assets greater than $10,000,000.   As an example, if the Bender Growth Fund has average net assets of $50,000,000 at the end of a month, SBG Capital Management owes Robert Bender & Associates a monthly fee of $10,000.00.  The calculation is $50,000,000 minus $10,000,000 (or $40,000,000).  $40,000,000 is multiplied by 0.003 (30 basis points) or $120,000.  $120,000 is divided by twelve and the monthly payment is $10,000.

Please sign to indicate your agreement.  Thank you for your help.

Agreed to by:

SBG Capital Management                                                                 Robert Bender & Associates

By:       /s/  John P. Odell                                                                   By:      /s/   Robert L. Bender

John P. Odell                                                                                     Robert L. Bender

Date:                5/20/05                                                                     Date:               5/20/05